Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221324

Product Supplement No. EQUITY INDICES LIRN-1 (To Series S Prospectus Supplement dated January 24, 2018 and Prospectus dated November 3, 2017) February 27, 2018

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Indices

•	LIRNs are senior unsecured debt securities issued by Wells Fargo & Company (“Wells Fargo”). Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of Wells Fargo.

•	LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs. Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•	LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

•	If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your LIRNs.

•	This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Threshold Value, and certain risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer LIRNs and will act in a principal capacity in such role.

The LIRNs are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

The LIRNs have complex features and investing in the LIRNs involves risks not associated with an investment in conventional debt securities. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement. You may lose all or a significant portion of your investment in LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the LIRNs, you should not rely on it.

Key Terms:

General:

LIRNs are senior debt securities issued by Wells Fargo, and are not guaranteed or insured by the FDIC or secured by collateral. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk.

The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem LIRNs at any earlier date. We will not make any payments on LIRNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

• U.S. broad-based equity indices;

• U.S. sector or style-based equity indices;

• non-U.S. or global equity indices; or

• any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will equal the closing level of the Market Measure on the date when the LIRNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value.”

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be equal to or greater than 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:	For Capped LIRNs, the maximum Redemption Amount. Any positive return on the Capped LIRNs is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on the LIRNs, including repayment of principal, are subject to our credit risk as issuer of LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at	You may lose all or a significant portion of the principal amount of the LIRNs.

Risk:	Further, if you sell your LIRNs prior to maturity, you may find that the market value per LIRN is less than the price that you paid for the LIRNs.

Calculation Agents:	The calculation agents will make all determinations associated with the LIRNs. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as calculation agent for the LIRNs. Alternatively, we (or one of our affiliates) and MLPF&S (or one of its affiliates) may act as joint calculation agents for LIRNs. See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Agents:	MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to LIRNs and does not relate to any equity index that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these LIRNs to anyone, and are not soliciting an offer to buy these LIRNs from anyone, in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Wells Fargo.

You are urged to consult with your own attorneys and business and tax advisers before making a decision to purchase any LIRNs.

RISK FACTORS

Your investment in LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase LIRNs should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of LIRNs or investments in equity or equity-based securities in general.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on LIRNs at maturity. The return on LIRNs will be based on the performance of the Market Measure. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your LIRNs. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

Your return on the LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Any positive return on your investment is limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of Capped LIRNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on the LIRNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices calculated in a non-U.S. currency, which include components traded in such non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

The LIRNs are subject to our credit risk. The LIRNs are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the LIRNs are subject to our creditworthiness, and you will have no ability to pursue the issuers of any securities represented by the Market Measure for payment. As a result, our actual and perceived creditworthiness may affect the value of the LIRNs and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the LIRNs.

The estimated value of the LIRNs will be determined by our affiliate’s pricing models, which may differ from those of MLPF&S or other dealers.

The estimated value of the LIRNs will be set forth in the applicable term sheet and will be determined for us by our affiliate, Wells Fargo Securities, LLC (“WFS”), using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS will determine an estimated value for the LIRNs by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the LIRNs, which combination will consist of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the LIRNs (the “derivative component”).

The estimated value of the debt component will be based on a reference interest rate, determined by WFS as of a date near the time of calculation, that will generally track our secondary market rates. The reference interest rate to be used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. Because the reference interest rate is generally higher than the assumed funding rate that is used to determine the economic terms of the LIRNs, using the reference interest rate to value the debt component will generally result in a lower estimated value of the LIRNs than if we had used the assumed funding rate. WFS will calculate the estimated value of the derivative component based on a proprietary derivative-pricing model, which will generate a theoretical price for the derivative instruments that constitute the derivative component based on various inputs including, but not limited to, market measure performance; interest rates; volatility of the market measure; correlation among basket components (if applicable); time remaining to maturity; dividend yields on the securities included in or held by the market measure; currency exchange rates (if applicable); volatility of currency exchange rates (if applicable); and correlation between currency exchange rates and the market measure (if applicable). These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the LIRNs will not be an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S and other dealers, and WFS’s estimated value of the LIRNs may be higher, and perhaps materially higher, than the estimated value of the LIRNs that would be determined by MLPF&S or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the LIRNs.

The estimated value of the LIRNs on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the LIRNs will include certain costs that are borne by you. Because of these costs, the estimated value of the LIRNs on the pricing date will be less than the public offering price. The costs included in the public offering price will relate to selling, structuring, hedging and issuing the LIRNs, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the LIRNs will include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S or one of its affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the LIRNs and hedging and other costs relating to the offering of the LIRNs. Our funding considerations will be reflected in the fact that we will determine the economic terms of the LIRNs based on an assumed funding rate that will generally be lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the LIRNs were lower, or if the assumed funding rate we will use to determine the economic terms of the securities were higher, the economic terms of the LIRNs would be more favorable to you and the estimated value would be higher.

The public offering price you pay for the LIRNs will exceed the initial estimated value. If you attempt to sell the LIRNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed funding rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge as described in the applicable term sheet). These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the LIRNs, including changes in the level of the Market Measure, are expected to reduce the price at which you may be able to sell the LIRNs in any secondary market and will affect the value of the LIRNs in complex and unpredictable ways.

The initial estimated value does not represent the price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your LIRNs in any secondary market (if any exists) at any time. The value of your LIRNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions. MLPF&S has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your LIRNs to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how the LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents will act as a market-maker for LIRNs, but none of them is required to do so and may cease to do so at any time. Any price at which an agent may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which the LIRNs might otherwise trade in the market. In addition, if at any time any agent were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list LIRNs on any securities exchange or quotation system. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of LIRNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your LIRNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted could have a greater impact upon your LIRNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your LIRNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your LIRNs. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may impact the value of LIRNs. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of LIRNs is not expected to increase or decrease at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of LIRNs. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of LIRNs will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the LIRNs may be adversely affected.

•	Dividend Yields. In general, if cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of LIRNs will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of your LIRNs will increase.

•

Exchange Rate Movements and Volatility. If the Market Measure of your LIRNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your LIRNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your LIRNs.

•	Our Creditworthiness. Our actual and perceived creditworthiness may affect the value of the LIRNs.

•	Time to Maturity. There may be a disparity between the market value of the LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the LIRNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the LIRNs and their market value. We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other listed or over the counter derivative instruments linked to the Market Measure or its component securities. We, the agents and our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs. These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in LIRNs. On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf (including for the purpose of hedging anticipated exposure) may increase the value of a Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of LIRNs, adversely affecting the market value of LIRNs.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity, including during the Maturity Valuation Period, and may affect the Redemption Amount. The agents, or one or more of their respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure or the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the LIRNs. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases, or whether the Redemption Amount on the LIRNs is more or less than the principal amount of the LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of LIRNs, which creates an additional incentive to sell the LIRNs to you.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for LIRNs and, as such, will determine the Starting Value, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of LIRNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise.    In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for LIRNs. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal tax consequences of an investment in the LIRNs are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the LIRNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the LIRNs are uncertain, and the IRS or a court might not agree with the treatment of the LIRNs as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the LIRNs, the tax consequences of ownership and disposition of the LIRNs might be materially and adversely affected. Even if the treatment of LIRNs as prepaid derivative contracts that are “open transactions” is respected, a LIRN that is linked to a Market Measure that includes underlying equity interests in certain types of entities (including exchange-traded funds, real estate investment trusts and partnerships) may be subject to adverse treatment under the “constructive ownership” rules.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to U.S. equities. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable regulations. The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of LIRNs may be uncertain. Accordingly, even if we determine that certain LIRNs are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those LIRNs. Moreover, the application of Section 871(m) to a LIRN may be affected if a non-U.S. investor enters into other transactions relating to a market measure. Non-U.S. investors should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances. If withholding applies to the LIRNs, neither we nor our agents (including MLPF&S) will be required to pay any additional amounts with respect to amounts withheld.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LIRNs, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax, possibly with retroactive effect; and whether these instruments are or should be subject to the “constructive ownership” regime as described below. Both U.S. and non-U.S. investors should read carefully the section of this product supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the LIRNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. LIRNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in LIRNs will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your LIRNs will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your LIRNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your LIRNs, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure will be derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of LIRNs or will have any obligation of any sort with respect to LIRNs. As a result, none of those companies will have any obligation to take your interests as holders of LIRNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of LIRNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the LIRNs may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the LIRNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs. Any of these activities may affect the value of the Market Measure and, consequently, the market value of your LIRNs. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the LIRNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of the LIRNs should undertake an independent investigation of the companies included in a Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the LIRNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Historical levels of the Market Measure should not be taken as an indication of the future performance of the Market Measure during the term of the LIRNs. Accordingly, any historical or hypothetical values of the Market Measure do not provide an indication of the future performance of the Market Measure.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the accompanying prospectus under “Use of Proceeds” and the prospectus supplement under “Supplemental Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs.

DESCRIPTION OF LIRNS

General

Each issue of LIRNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series S” that will be issued under the indenture, as amended and supplemented from time to time. The indenture is described more fully in the prospectus and prospectus supplement. The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement. These documents should be read in connection with the applicable term sheet.

The maturity date of the LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on LIRNs. LIRNs do not guarantee the return of principal at maturity. LIRNs will be payable only in U.S. dollars.

Prior to the maturity date, LIRNs are not redeemable by us or repayable at the option of any holder. LIRNs are not subject to any sinking fund. LIRNs are not subject to the defeasance provisions described in the prospectus supplement under the caption “Description of Notes.”

We will issue LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of LIRNs, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

Principal Amount +	Principal Amount × Participation Rate ×	Ending Value – Starting Value
Starting Value

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is equal to or less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Principal Amount –	Principal Amount ×	Threshold Value – Ending Value
Starting Value

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in LIRNs.

Your participation in any upside potential of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” may be equal to or greater than 100%. The Participation Rate applicable to your LIRNs will be set forth in the term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your LIRNs.

An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will equal the closing level of the Market Measure on the pricing date.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index or any successor is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity

Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, or if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing level of the Market Measure for that non-calculation day and each following non-calculation day (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; and

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of LIRNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the LIRNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of the LIRNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your LIRNs are linked may adversely affect trading in the LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Basket Component Closing Level on a calculation day and the Component Ratio for each

Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to the discontinuance of any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates as the calculation agent for each issue of LIRNs. Alternatively, we (or one of our affiliates) and MLPF&S (or one of its affiliates) may act as joint calculation agents for LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the sole calculation day. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the prospectus supplement under the headings “Modification and Waiver” beginning on page S-25 and “—Events of Default and Covenant Breaches” beginning on page S-26 of the accompanying prospectus supplement.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the LIRNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page S-34 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase LIRNs.

None of the agents is acting as your fiduciary or adviser solely as a result of the making of any offering of the LIRNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisers.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Wells Fargo or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these LIRNs to anyone, and are not soliciting an offer to buy these LIRNs from anyone, in any jurisdiction where the offer or sale is not permitted.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The LIRNs may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the LIRNs.

United Kingdom

MLPF&S has represented and agreed that:

(a)	in relation to any LIRNs which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any LIRNs other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of the LIRNs would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any LIRNs in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the LIRNs in, from or otherwise involving the United Kingdom.

Argentina

The LIRNs are not and will not be marketed in Argentina by means of a public offer of securities, as such term is defined under Sections 2 and 83 of the Argentine Capital Markets Law No. 26,831, as securities. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the LIRNs in Argentina.

Brazil

The information contained in this product supplement and in the accompanying prospectus supplement and prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this product supplement or in the accompanying prospectus supplement and prospectus should be made in Brazil without the applicable registration at the CVM.

Chile

The notes have not been registered with the Superintendency of Securities and Insurance of Chile, and the notes may not be offered or sold to persons in Chile, except in circumstances which do not result in an offer to the public in Chile, within the meaning of Chilean Law.

The People’s Republic of China

These offering documents have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. These offering documents shall not be offered to the general public if used within the People’s Republic of China, and the LIRNs so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. MLPF&S has represented, warranted and agreed that the LIRNs are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

France

This product supplement and accompanying prospectus have not been approved by the Autorité des marchés financiers (“AMF”). Each of the selling agents has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the LIRNs to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this product supplement, the accompanying prospectus or any other offering material relating to the LIRNs, and that such offers, sales and distributions have been and will be made in France only to (a) providers of the investment service of portfolio management for the account of third parties, (b) qualified investors (investisseurs qualifiés) acting for their own account, (c) a restricted group of investors (cercle restreint d’investisseurs) acting for their own account and/or (d) other investors in circumstances which do not require the publication by the offeror of a prospectus pursuant to the French Code monétaire et financier and the Règlement général of the AMF all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-4, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier and other applicable regulations. The direct or indirect resale of the LIRNs to the public in France may be made only as provided by, and in accordance with, Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Mexico

The LIRNs have not been and will not be registered in the National Securities Registry (Registro Nacional de Valores). Therefore, the LIRNs may not be offered or sold in the United Mexican States (“Mexico”) by any means except in circumstances which constitute a private offering (oferta privada) pursuant to Article 8 of the Securities Market Law (Ley del Mercado de Valores) and its regulations. All applicable provisions of the Securities Market Law must be complied with in respect to anything done in relation to the LIRNs in, from or otherwise involving Mexico.

New Zealand

No offeree of the LIRNs shall directly or indirectly offer, sell or deliver any LIRNs, or distribute the offering documents or any advertisement in relation to any offer of the LIRNs, in New Zealand other than to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, or who are each required to pay a minimum subscription price of at least NZ$500,000 for the LIRNs (excluding any amounts lent by the issuer or any of its affiliates) before the allotment of those LIRNs, or who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public, or in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand.

Philippines

THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILLIPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO

REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Switzerland

The LIRNs may not be offered, sold or advertised directly or indirectly into or in Switzerland except in a manner which will not result in a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations (“CO”). Neither this product supplement or the accompanying prospectus supplement and prospectus nor any other offering or marketing materials relating to the LIRNs have been prepared with regard to the disclosure standards for prospectuses under article 652a or 1156 CO, and therefore do not constitute a prospectus within the meaning of article 652a or 1156 CO. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing materials relating to the LIRNs may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offering of the LIRNs into or in Switzerland.

Taiwan

The LIRNs may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

Uruguay

The LIRNs have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. The LIRNs are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of the LIRNs a public offering in Uruguay. No Uruguayan regulatory authority has approved the LIRNs or passed on our solvency. In addition, any resale of the LIRNs must be made in a manner that will not constitute a public offering in Uruguay.

Los valores no han sido registrados bajo la Ley de Mercado de Valores de la República Oriental del Uruguay o registrados ante el Banco Central del Uruguay. Los valores no son ofrecidos en forma pública en Uruguay y lo son únicamente en forma privada. Ninguna acción puede ser adoptada en Uruguay en relación a estos valores que resulte en que esta oferta de valores sea una oferta pública de valores en Uruguay. Ninguna autoridad regulatoria del Uruguay ha aprobado estos valores o se ha manifestado sobre nuestra solvencia. Adicionalmente, cualquier reventa de estos valores debe ser realizada en forma tal que no constituya oferta pública de valores en el Uruguay.

Venezuela

The LIRNs have not been registered with the Comision Nacional de Valores de Venezuela and are not being publicly offered in Venezuela. No document related to the offering of the LIRNs, including this product supplement and the accompanying prospectus, shall be interpreted to constitute an offer of securities or an offer or the rendering of any investment advice, securities brokerage, and/or banking services in Venezuela. Investors wishing to acquire the notes may use only funds located outside of Venezuela.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the LIRNs.

It applies to you only if you purchase a LIRN for cash in the initial offering at the original offering price as stated in the applicable term sheet and hold the LIRN as a capital asset within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the LIRNs;

•	a person holding a LIRN as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a LIRN;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes; or

•	a taxpayer subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the LIRNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the LIRNs or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the LIRNs to you.

We will not attempt to ascertain whether any issuer of a security that is a component of an index included in the Market Measure (an “underlying security”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If the issuer of an underlying security were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a non-U.S. holder (as defined below), and in the case of a PFIC if you are a U.S. holder (as defined below), upon the sale, exchange or other disposition of the LIRNs. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying securities and consult your tax adviser regarding the possible consequences to you if an issuer of an underlying security is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on net investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the LIRNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable term sheet. Accordingly, you should also consult the applicable term sheet for any additional discussion of U.S. federal taxation with respect to the specific LIRNs offered thereunder.

Tax Treatment of the LIRNs

Unless otherwise indicated in the applicable term sheet, under current law, we intend to treat the LIRNs as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the LIRNs or similar instruments, significant aspects of the treatment of an investment in the LIRNs are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the LIRNs. Unless otherwise indicated, the following discussion is based on the treatment of the LIRNs as prepaid derivative contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a LIRN that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You generally should not be required to recognize income over the term of the LIRNs prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the LIRNs. Upon a sale, exchange or retirement of the LIRNs, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the LIRNs that are sold, exchanged or retired. Your tax basis in the LIRNs generally should equal the amount you paid to acquire them. Subject to the discussion in “—Potential Application of Section 1260 of the Code” below, this gain or loss generally should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the LIRNs for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Taxable Event

In the event of a change in the methodology by which an index included in the Market Measure is calculated, a change in the components of an index, the designation of a successor index or other similar circumstances resulting in a material change to the Market Measure, it is possible that the LIRNs could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the LIRNs.

Potential Application of Section 1260 of the Code

If a LIRN is linked to a Market Measure where one of the underlying securities constitutes an equity interest in one of a specified list of entities, including an exchange-traded fund or other regulated investment company, a real estate investment trust, partnership or PFIC, depending upon the specific terms of the LIRNs it is possible that an investment in the LIRNs will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of a LIRN would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 of the Code would be treated as accruing at a constant rate over the period you held a LIRN, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Unless otherwise indicated in the applicable term sheet, due to the lack of governing authority under Section 1260 of the Code we do not expect that our counsel will be able to opine as to whether or how these rules will apply to the LIRNs if the LIRNs are linked to a Market Measure of the type described above.

Possible Alternative Tax Treatments of an Investment in the LIRNs

Alternative U.S. federal income tax treatments of the LIRNs are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the LIRNs. It is possible, for example, that the LIRNs could be treated as debt instruments issued by us. Under this treatment, “long-term” LIRNs (i.e., LIRNs that mature, after taking into account the last possible date that the LIRNs could be outstanding under their terms, more than one year from the date of their issuance) would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of accounting for U.S. federal income tax purposes, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the LIRNs, in each year that you held the LIRNs, even though we are not required to make any payment with respect to the LIRNs prior to maturity. In addition, any gain recognized on the sale, exchange or retirement of the LIRNs would be treated as ordinary income. If LIRNs that are not “long-term” LIRNs were treated as debt instruments, all or a portion of the gain you recognize on a sale, exchange or retirement of the LIRNs could be treated as ordinary income.

Other possible U.S. federal income tax treatments of the LIRNs could also affect the timing and character of income or loss with respect to the LIRNs. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed in “—Potential Application of Section 1260 of the

Code” above. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LIRNs, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the LIRNs and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a LIRN that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition of the LIRNs or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a LIRN, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the LIRNs.

Sale, Exchange or Retirement of the LIRNs. Subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m), FATCA and backup withholding, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you upon the sale, exchange or retirement of the LIRNs, provided that income in respect of the LIRNs is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the LIRNs is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a non-U.S. holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a LIRN were recharacterized as a debt instrument, subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m) and FATCA, any payment made to you with respect to the LIRN generally should not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the LIRN is not effectively connected with your conduct of a trade or business in the United States and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the LIRNs are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which income with respect to instruments such as the LIRNs should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the LIRNs, possibly with retroactive effect. If withholding applies to the LIRNs, neither we nor our agents (including MLPF&S) will be required to pay any additional amounts with respect to amounts withheld.

Possible Withholding under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to “specified equity linked instruments” (“specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“qualified indices”) as well as securities that track such indices (“qualified index securities”).

Although the Section 871(m) regime is effective as of 2017, the regulations and IRS Notice 2017-42 phase in the application of Section 871(m) as follows:

•	For financial instruments issued before 2019, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2019 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the U.S. underlying equity. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the U.S. underlying equity that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the LIRN, i.e., when all material terms have been agreed on, and (ii) the issuance of the LIRN. However, if the time of pricing is more than 14 calendar days before the issuance of the LIRN, the calculation date is the date of the issuance of the security. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the issuance of the LIRN. As a result, you should acquire such a LIRN only if you are willing to accept the risk that the LIRN is treated as a specified ELI subject to withholding.

If the terms of a LIRN are subject to a “significant modification” (for example, upon an event discussed above under “Tax Consequences to U.S. Holders—Possible Taxable Event”), the LIRN generally will be treated as reissued for this purpose at the time of the significant modification, in which case the LIRNs could become specified ELIs at that time.

If a LIRN is a specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the LIRN or upon the date of maturity, lapse or other disposition of the LIRN by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from payments on the LIRN, from proceeds of the retirement or other disposition of the LIRN, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of a U.S. underlying equity and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for a specified ELI issued in 2018 that has a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the U.S. underlying equity.

Neither we nor our agents (including MLPF&S) will be required to pay any additional amounts with respect to amounts withheld.

Depending on the terms of a LIRN and whether or not it is issued after 2018, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the LIRN references a qualified index or qualified index security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Prospective purchasers of the LIRNs should consult their tax advisers regarding the potential application of Section 871(m) to a particular LIRN. Our determination is binding on non-U.S. holders, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to LIRNs linked to U.S. equities and their application to a specific issue of LIRNs may be uncertain. Accordingly, even if we determine that certain LIRNs are not specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those LIRNs. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the LIRNs are not specified ELIs subject to Section 871(m) as a general matter. Non-U.S. holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a LIRN may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the LIRNs.

Information Reporting and Backup Withholding

Amounts paid on the LIRNs, and the proceeds of a sale, exchange or other disposition of the LIRNs, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest, dividends or dividend equivalents. If the LIRNs were recharacterized as debt instruments or are subject to Section 871(m), the withholding regime under FATCA would generally apply to the LIRNs. If withholding applies to the LIRNs, neither we nor our agents (including MLPF&S) will be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding LIRNs through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the LIRNs.

THE TAX CONSEQUENCES TO HOLDERS OF OWNING AND DISPOSING OF LIRNS ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE LIRNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LIRNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the LIRNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the LIRNs. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the LIRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LIRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LIRNs on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or similar laws.

Further, any person acquiring or holding the LIRNs on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the LIRNs, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Each purchaser or holder of the LIRNs acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the LIRNs, (b) the purchaser or holder’s investment in the LIRNs, or (c) the exercise of or failure to exercise any rights we have under or with respect to the LIRNs;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the LIRNs and (b) all hedging transactions in connection with our obligations under the LIRNs;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the LIRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the LIRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LIRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.